Exhibit (a)(1)(A)

PPW HOLDINGS LLC

OFFERS TO PURCHASE
FOR CASH ANY AND ALL OUTSTANDING
6.00% SERIAL PREFERRED STOCK
(CUSIP NO. 695114801)
AND
7.00% SERIAL PREFERRED STOCK
(CUSIP NO. 695114884)
OF
PACIFICORP

THE OFFERS AND WITHDRAWAL RIGHTS FOR EACH SERIES OF PREFERRED STOCK WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JANUARY 24, 2025, UNLESS PPW EXTENDS OR EARLIER TERMINATES THE APPLICABLE OFFER (SUCH TIME AND DATE WITH RESPECT TO EACH OFFER, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION DATE”).

PPW Holdings LLC, a Delaware limited liability company (“PPW” or the “Offeror”) and an affiliate and sole holder of the common stock of PacifiCorp, an Oregon corporation (the “Company”), hereby offers to purchase for cash any and all of the Company’s outstanding shares of (i) 6.00% Serial Preferred Stock (the “6.00% Preferred Stock” and such offer, the “6.00% Preferred Stock Offer”), and (ii) 7.00% Serial Preferred Stock (the “7.00% Preferred Stock” and, together with the 6.00% Preferred Stock, the “Preferred Stock” and such offer, together with the 6.00% Preferred Stock Offer, the “Offers” and each, an “Offer”), at a purchase price of $155.00 per share of 6.00% Preferred Stock and $180.00 per share of 7.00% Preferred Stock, plus in each case Accrued Dividends (as defined below), upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented from time to time, the “Offer to Purchase”) and in the accompanying Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and which, together with this Offer to Purchase, constitutes the Offers). As of the date hereof, there are 5,930 shares of 6.00% Preferred Stock and 18,046 shares of 7.00% Preferred Stock issued and outstanding.

As used in this Offer to Purchase, “Accrued Dividends” means accrued and unpaid dividends from the most recent dividend payment date with respect to such shares of Preferred Stock up to, but not including the date on which payment is made for all validly tendered shares of Preferred Stock that are accepted for purchase pursuant to an Offer (the “Settlement Date”).

Notwithstanding any other provision of the Offers, the Offeror’s obligation to accept for purchase, and to pay for, any shares of Preferred Stock validly tendered (and not validly withdrawn) is conditioned upon the satisfaction of certain conditions. The conditions to the Offers are for the sole benefit of the Offeror and may be asserted by the Offeror, regardless of the circumstances giving rise to any such condition not being satisfied (other than any actions or inactions of the Offeror). The Offeror reserves the right, in its sole discretion, to waive any and all conditions of the Offers prior to the Expiration Date. See Section 6, which sets forth in full the conditions to the Offers.

THE BOARD OF DIRECTORS OF EACH OF THE OFFEROR AND THE COMPANY HAS APPROVED THE OFFERS. HOWEVER, NEITHER THE OFFEROR NOR THE COMPANY NOR THEIR RESPECTIVE BOARDS OF DIRECTORS MAKE ANY RECOMMENDATION TO HOLDERS OF SHARES OF PREFERRED STOCK AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES OF PREFERRED STOCK. YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL BEFORE MAKING YOUR DECISION WHETHER TO TENDER YOUR SHARES OF PREFERRED STOCK IN THE OFFERS.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory authority has passed upon the accuracy or adequacy of this Offer to Purchase. Any representation to the contrary is unlawful. No person has been authorized to give any information or make any representations with respect to the Offers other than the information and representations contained or incorporated by reference herein and, if given or made, such information or representations must not be relied upon as having been authorized.

You may direct questions and requests for assistance to Citigroup Global Markets Inc., the dealer manager (the “Dealer Manager”) for the Offers, or Georgeson LLC, the information agent (the “Information Agent”) for the Offers, at the contact information set forth on the last page of this Offer to Purchase. You may direct requests for additional copies of this Offer to Purchase to the Information Agent. Computershare Trust Company, N.A. is serving the role as depositary for the Offers (the “Depositary”). Global Bondholder Services Corporation is serving as special depositary in the Offers (the “Special Depositary”) for the sole purpose of collecting the Retail Processing Dealer Forms to be used in connection with the Retail Processing Fee (as defined below) described in more detail herein. The Special Depositary’s address is 65 Broadway — Suite 404, New York, New York 10006. The Special Depositary can be reached by banks and brokers via telephone at (212) 430-3774 or toll-free at (855) 654-2014 and via email at contact@gbsc-usa.com.

The Offeror will pay registered brokers and dealers in the United States that process tenders into the Offers from participants of The Depository Trust Company (“DTC”) and persons resident in the United States (the “Retail Processing Dealers”) retail processing fees. Each Retail Processing Dealer that successfully processes tenders from a retail beneficial owner of the shares of Preferred Stock will be eligible to receive a fee (the “Retail Processing Fee”) from the Offeror equal to $5.00 per share of Preferred Stock validly tendered and not properly withdrawn by or on behalf of such retail beneficial owner and accepted for purchase by the Offeror, except for any shares of Preferred Stock tendered by a Retail Processing Dealer for its own account.

__________________________

The Dealer Manager for the Offers is:

Citigroup

The date of this Offer to Purchase is December 17, 2024.

Important Information

The purpose of the Offers is to retire perpetual high-cost illiquid financing instruments and eliminate the administrative burden and cost of compliance with certain public reporting obligations. The Offeror intends to pay the consideration payable by it pursuant to the Offers with cash on hand from an equity contribution from its parent, Berkshire Hathaway Energy Company (“BHE”). The Offeror intends to pay certain fees and expenses incurred by it in connection with the Offers with cash on hand, and the Company intends to pay certain other fees and expenses incurred in connection with the Offers with cash on hand. The Offers are conditioned upon the satisfaction of certain conditions.

If you desire to tender your shares of Preferred Stock pursuant to the Offers, you should either (i) complete and sign the Letter of Transmittal in accordance with the instructions set forth therein and mail or deliver such manually signed Letter of Transmittal, together with the certificates evidencing such shares of Preferred Stock (or confirmation of the transfer of such shares of Preferred Stock into the account of the Depositary with The DTC pursuant to the procedures for book-entry transfer set forth herein) and any other documents required by the Letter of Transmittal, or an Agent’s Message (as defined herein) in the case of book-entry transfer, to the Depositary or (ii) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. Beneficial owners whose shares of Preferred Stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender shares of Preferred Stock with respect to shares of Preferred Stock so registered. See Section 3.

DTC has authorized participants that hold shares of Preferred Stock on behalf of beneficial owners of shares of Preferred Stock through DTC to tender their shares of Preferred Stock as if they were holders of shares of Preferred Stock. To effect a tender, DTC participants should transmit their acceptance to DTC through the DTC Automated Tender Offer Program (“ATOP”), for which the transactions will be eligible, and follow the procedures for book-entry transfer set forth in Section 3. If you are a beneficial owner of shares of Preferred Stock that are held of record by a broker, dealer, commercial bank, trust company or other nominee, you must promptly instruct such holder of shares of Preferred Stock to tender the shares of Preferred Stock on your behalf. See Section 3.

There are no guaranteed delivery procedures available with respect to the Offers under the terms of this Offer to Purchase or any related materials. You must tender your shares of Preferred Stock in accordance with the procedures set forth in this Offer to Purchase. See Section 3.

The Offeror has not authorized any person to make any recommendation on its behalf as to whether you should tender or refrain from tendering your shares of Preferred Stock in the Offers. The Offeror has not authorized any person to give any information or to make any representation in connection with the Offers other than those contained in this Offer to Purchase or in the Letter of Transmittal. If given or made, you must not rely upon any such information or representation as having been authorized by the Offeror, the Company, the Information Agent or the Dealer Manager. Each of the Offeror’s and the Company’s respective Boards of Directors have approved the Offers. However, you must make your own decision whether to tender your shares of Preferred Stock and, if so, how many.

The Offeror is not making the Offers to holders of shares of Preferred Stock in any jurisdiction in which the making of the Offers or the acceptance of any tender of shares of Preferred Stock would not be in compliance with the laws of such jurisdiction, provided that the Offeror will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, the Offeror may, at its discretion, take such action as the Offeror may deem necessary for it to make the Offers in any such jurisdiction and extend the Offers to holders of shares of Preferred Stock in such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the Offers to be made by a licensed broker or dealer, the Offers shall be deemed to be made on the Offeror’s behalf by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT HOLDERS ARE URGED TO READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFERS.

i

Cautionary Statements Concerning Forward-Looking Statements

This Offer to Purchase and certain oral statements made from time to time by us and our representatives contain or incorporate by reference certain “forward-looking statements” within the meaning of the federal securities laws that do not directly and exclusively relate to historical facts. Forward looking statements can typically be identified by the use of forward-looking words, such as “will,” “may,” “could,” “intend,” “potential” and similar terms. These statements are based upon the Offeror’s or the Company’s respective current intentions, assumptions, expectations and beliefs and are subject to risks, uncertainties and other important factors. Many of these factors are outside the control of the Offeror and the Company and could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from expectations are disclosed in Item 1A — Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. You should also read the factors disclosed under “Certain Significant Considerations” and elsewhere in this Offer to Purchase, including, without limitation, in conjunction with the forward-looking statements included in this Offer to Purchase. These forward-looking statements speak only as of the date made and are not guarantees of future performance or results. The Offeror and the Company each undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities law. The foregoing factors should not be construed as exclusive.

ii

iii

Summary

The following summary includes highlights of the more detailed information included elsewhere in this Offer to Purchase. This summary is not complete and does not contain all of the information that you should consider before tendering. The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the information appearing elsewhere or incorporated by reference in this Offer to Purchase and the Letter of Transmittal.

Offeror	PPW Holdings LLC, the sole holder of the common stock of PacifiCorp. Under applicable U.S. securities laws, PacifiCorp may be considered a co-offeror with respect to the Offers.
Issuer	PacifiCorp.
Terms of the Offers

The Offeror is offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal, any and all of the shares of 6.00% Preferred Stock at a purchase price of $155.00 per share, plus Accrued Dividends, and any and all of the shares of 7.00% Preferred Stock at a purchase price of $180.00 per share, plus Accrued Dividends. As of the date hereof, there are 5,930 shares of 6.00% Preferred Stock and 18,046 shares of 7.00% Preferred Stock issued and outstanding. See Section 1.

Source and Amount of Funds

The Offeror intends to pay the consideration payable by it pursuant to the Offers with cash on hand from an equity contribution from BHE. The Offeror intends to pay certain fees and expenses incurred by it in connection with the Offers with cash on hand, and the Company intends to pay certain other fees and expenses incurred in connection with the Offers with cash on hand. If the Offers are fully subscribed, the Offeror will pay $4,167,430, plus Accrued Dividends, to purchase the shares of Preferred Stock, excluding fees and expenses of the Offeror.

Time to Tender

You may tender your shares of Preferred Stock until the applicable Offer expires. The Offers will expire at 5:00 P.M., New York City time, on January 24, 2025, unless the Offeror extends or earlier terminates the Offers (such time and date, as they may be extended, the “Expiration Date”). See Section 1.

The Offeror may choose to extend the Offers for any reason, subject to applicable laws. The Offeror cannot assure you that it will extend the Offers or, if it does, the length of any extension that it may provide. See Section 15.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares of Preferred Stock, it may have an earlier deadline for you to act to instruct it to accept the applicable Offer on your behalf. You should contact the broker, dealer, commercial bank, trust company or other nominee to determine its deadline. See Section 3.

Extension, Amendment, and Termination of the Offers

The Offeror reserves the right to extend or amend either of the Offers. If the Offeror extends either of the Offers, it will delay the acceptance of any shares of Preferred Stock subject to that Offer that have been tendered. The Offeror reserves the right to terminate the Offers under certain circumstances. See Section 6 and Section 15.

The Offeror will issue a press release by 9:00 a.m., New York City time, on the business day after the scheduled Expiration Date if it decides to extend either of the Offers. The Offeror will announce any amendment to the Offers by making a public announcement of the amendment. See Section 15.

Purpose of the Offers

The purpose of the Offers is to retire perpetual high-cost illiquid financing instruments and eliminate the administrative burden and cost of compliance with certain public reporting obligations. Each Offer is being made subject to, and each is conditioned upon, the satisfaction or waiver of certain conditions on or prior to the Settlement Date. See Section 6.

Conditions of the Offers

Notwithstanding any other provision of the Offers, the Offeror’s obligation to accept for purchase and to pay for any shares of Preferred Stock validly tendered (and not validly withdrawn) pursuant to the Offers is subject to and conditioned upon the satisfaction of certain conditions on or prior to the Settlement Date. The conditions to the Offers are for the sole benefit of the Offeror and may be asserted by the Offeror, regardless of the circumstances giving rise to any such condition not being satisfied (other than any actions or inactions of the Offeror). The Offeror reserves the right, in its sole discretion, to waive any and all conditions of the Offers prior to the Expiration Date. The Offers are not conditioned upon a minimum number of shares of Preferred Stock having been tendered. See Section 6, which sets forth in full the conditions to the Offers.

Procedures for Tendering Shares of Preferred Stock

The Offers expire at the Expiration Date, which is at 5:00 P.M., New York City time, on January 24, 2025, unless the Offeror extends or earlier terminates the Offers. If you desire to tender your shares of Preferred Stock pursuant to the Offers, you should either (i) complete and sign the Letter of Transmittal in accordance with the instructions set forth therein and mail or deliver such manually signed Letter of Transmittal, together with the certificates evidencing such shares of Preferred Stock (or confirmation of the transfer of such shares of Preferred Stock into the account of the Depositary with DTC pursuant to the procedures for book-entry transfer set forth herein) and any other documents required by the Letter of Transmittal, or an Agent’s Message in the case of book-entry transfer, to the Depositary or (ii) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. Beneficial owners whose shares of Preferred Stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender shares of Preferred Stock with respect to shares of Preferred Stock so registered. See Section 3.

DTC has authorized participants that hold shares of Preferred Stock on behalf of beneficial owners of shares of Preferred Stock through DTC to tender their shares of Preferred Stock as if they were holders of shares of Preferred Stock. To effect a tender, DTC participants should transmit their acceptance to DTC through ATOP, for which the transactions will be eligible, and follow the procedures for book-entry transfer set forth in Section 3. If you are a beneficial owner of shares of Preferred Stock that are held of record by a broker, dealer, commercial bank, trust company or other nominee, you must promptly instruct such holder of shares of Preferred Stock to tender the shares of Preferred Stock on your behalf. See Section 3.

A tender will be deemed to be received after you have expressly agreed to be bound by the terms of the applicable Offer, which is accomplished by the transmittal of an agent’s message to the Depositary by DTC in accordance with ATOP procedures, or by delivery to the Depositary of a duly executed Letter of Transmittal. You should contact the Information Agent for assistance at the contact information listed on the last page of this Offer to Purchase. Please note that the Offeror will not purchase your shares of Preferred Stock in the applicable Offer unless the Depositary receives the required confirmation prior to the Expiration Date. If a broker, dealer, commercial bank, trust company or other nominee holds your shares of Preferred Stock, it may have an earlier deadline for you to act to instruct it to accept the applicable Offer on your behalf. You should contact your broker, dealer, commercial bank, trust company or other nominee to determine its applicable deadline. No alternative, conditional or contingent tenders of shares of Preferred Stock will be accepted. See Section 3.

There are no guaranteed delivery procedures available with respect to the Offers under the terms of this Offer to Purchase or any related materials. Holders must tender their shares of Preferred Stock in accordance with the procedures set forth in this Offer to Purchase. See Section 3.

Withdrawal Rights

Tenders of shares of Preferred Stock may be validly withdrawn at any time prior to the Expiration Date by following the procedures described herein, unless the Offeror extends or earlier terminates the Offers. The Offeror cannot assure you that it will extend the Offers or, if it does, of the length of any extension it may provide. See Section 4.

Withdrawal Procedure

You must deliver on a timely basis prior to the Expiration Date a written notice of your withdrawal to the Depositary at the address appearing on the last page of this Offer to Purchase, or a properly transmitted “Request Message” through ATOP. Your notice of withdrawal must specify your name, the number of shares of Preferred Stock to be withdrawn and the name of the registered holder of those shares of Preferred Stock. Some additional requirements apply for shares of Preferred Stock that have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4.

No Recommendation as to Whether to Tender

The Board of Directors of each of the Offeror and the Company has approved the Offers. However, neither the Offeror nor the Company nor their respective Boards of Directors make any recommendation to Holders of shares of Preferred Stock as to whether to tender or refrain from tendering their shares of Preferred Stock. You should read carefully the information in this Offer to Purchase before making your decision whether to tender your shares of Preferred Stock. See Section 17.

Untendered or Unpurchased Shares of Preferred Stock

Any tendered shares of Preferred Stock that are not accepted for purchase by the Offeror will be returned promptly without expense to their tendering holder. The Offeror has no obligation to accept shares of Preferred Stock that are not validly tendered before the Expiration Date. If the Offers settle and the Offeror and the Company do not cause the redemption or other repurchase of untendered shares following the Settlement Date as discussed immediately below, then the number of shares of Preferred Stock that remain in the public generally will be reduced (possibly to zero). This may adversely affect the liquidity of and/or increase the volatility in any market for the shares of Preferred Stock that remain outstanding and held publicly after settlement of the Offers.

Redemption or Cash-out of Untendered Shares

The Offeror and the Company seek to retire all of the Preferred Stock. If the Offeror accepts for purchase at least 66⅔% (the “Redemption Percentage”) of the outstanding shares of Preferred Stock, as a single class, in the Offers, the Offeror would hold the requisite voting power to approve an amendment to the Company’s Fourth Restated Articles of Incorporation (the “Articles”) granting the Company the right to redeem the Preferred Shares (the “Redemption Amendment”). If the Offeror accepts for purchase at least the Redemption Percentage, the Company plans to seek the approval of shareholders for the Redemption Amendment, which approval would be within the control of the Offeror. Upon approval of the Redemption Amendment, the Company intends to redeem the remaining outstanding shares of Preferred Stock. The Company anticipates that the price paid upon redemption would be consistent with the price of the Offers.

If the Offeror accepts for purchase at least a majority, but less than 66⅔% (the “Reverse Split Percentage”), of the outstanding shares of Preferred Stock, as a single class, in the Offers, the Offeror would hold the requisite voting power to approve an amendment to the Articles to conduct a reverse stock split of the outstanding shares of Preferred Stock (the “Reverse Split Amendment”). If the Offeror accepts for purchase the Reverse Split Percentage, the Company plans to seek the approval of shareholders for the Reverse Split Amendment, which approval would be within the control of the Offeror. Upon approval of the Reverse Split Amendment, the Company intends to conduct a reverse stock split of the shares of Preferred Stock using a ratio sufficient to result in each holder of shares of Preferred Stock, other than the Offeror, receiving cash in lieu of fractional shares of Preferred Stock. The Company anticipates that the price paid for fractional shares would be consistent with the price of the Offers. See Section 11.

Listing	Neither the shares of 6.00% Preferred Stock nor the shares of 7.00% Preferred Stock are listed on any securities exchange or included in any automated dealer quotation system. See Section 7.
Dissenters’ Rights

You will have no dissenters’ or appraisal rights in connection with the Offers. Dissenters’ rights may be available in connection with the potential Reverse Split Amendment, as discussed in more detail herein.

Time of Payment

Subject to the terms and upon the conditions of the Offers, the Offeror will pay the aggregate purchase price for all validly tendered and not validly withdrawn shares of Preferred Stock that are accepted for purchase, plus Accrued Dividends, promptly after the Expiration Date. The date on which such payment is made is referred to in this Offer to Purchase as the “Settlement Date.” The Offeror expects the Settlement Date to occur promptly after the Expiration Date, or approximately January 27, 2025 assuming the Offers are not extended. See Section 5.

Payment of Brokerage Commissions

If you are a registered holder of shares of Preferred Stock and you tender your shares of Preferred Stock directly to the Depositary, you will not incur any brokerage commissions. If you hold shares of Preferred Stock through a broker, dealer, commercial bank, trust company or other nominee, you should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether transaction costs are applicable. See Section 3.

Retail Processing Fee	The Company will pay the Retail Processing Dealers the Retail Processing Fees described in Section 16.
Certain U.S. Federal Income Tax Consequences

The cash received in exchange for tendered shares of Preferred Stock generally will be treated for U.S. federal income tax purposes as consideration received with respect to a taxable sale or exchange of the tendered shares of Preferred Stock. See Section 13 for a more detailed discussion.

Holders of the shares of Preferred Stock should consult their own tax advisors to determine the particular tax consequences to them of participating in the Offers, including the applicability and effect of any state, local or non-U.S. tax laws.

Payment of Stock Transfer Tax

If you are the registered holder and you instruct the Depositary to make the payment for the shares of Preferred Stock directly to you, then generally you will not incur any stock transfer tax. See Section 5.

Dealer Manager	The Offeror has retained Citigroup Global Markets Inc. as the Dealer Manager. The contact information for the Dealer Manager appears on the back cover of this Offer to Purchase.
Depositary	Computershare Trust Company, N.A. is serving as the Depositary in connection with the Offers. The contact information for the Depositary appears on the back cover of this Offer to Purchase.
Special Depositary	Global Bondholder Services Corporation is serving as Special Depositary in connection with the Offers.
Information Agent

Georgeson LLC is serving as the Information Agent in connection with the Offers. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and any other required documents should be directed to the Information Agent. The Information Agent’s contact information appears on the back cover of this Offer to Purchase.

Further Information

You may call the Dealer Manager with questions regarding the terms of the Offers or the Information Agent with questions regarding how to tender and/or request additional copies of this Offer to Purchase, the Letter of Transmittal or other documents related to the Offers.

CERTAIN SIGNIFICANT CONSIDERATIONS

Prior to tendering shares of Preferred Stock, Holders should carefully consider the factors set forth below in addition to the other information described elsewhere in or incorporated by reference in this Offer to Purchase. In connection with the forward-looking cautionary statements that appear throughout this Offer to Purchase, you should also carefully review the cautionary note referred to under “Cautionary Statements Concerning Forward-Looking Statements.”

There is no guarantee that tendering your shares of Preferred Stock in the Offers will put you in a better future economic position.

The Offeror can give no assurance as to the market value of the shares of Preferred Stock in the future. If you choose to tender some or all of your shares of Preferred Stock in the Offers, future events may cause an increase of the market price of the shares of Preferred Stock, which may result in a lower value realized by participating in the Offers than you might have realized if you did not tender your shares of Preferred Stock. Similarly, if you do not tender your shares of Preferred Stock in the Offers, there can be no assurance that you can sell your shares of Preferred Stock in the future at a value equal to or higher than would have been obtained by participating in the Offers.

If the Offers are successful, there may no longer be a trading market for the shares of Preferred Stock, or there may be a limited trading market for the shares of Preferred Stock and the market price for the shares of Preferred Stock may be depressed.

Depending on the amount of shares of Preferred Stock validly tendered and not validly withdrawn that are accepted for purchase in the Offers, the trading market for the shares of Preferred Stock that remain outstanding after the Offers may be more limited. A reduced trading volume for the shares of Preferred Stock may decrease the trading price and increase the volatility of the trading price of the shares of Preferred Stock that remain outstanding following the completion of the Offers.

Holders who participate in the Offers and tender their shares of Preferred Stock will no longer receive future dividends on the shares of Preferred Stock tendered.

If you tender your shares of Preferred Stock, you will no longer receive any future dividend payments that are paid on the shares of Preferred Stock.

The Offers may be cancelled or delayed.

The Offeror has the right, independently for each Offer, to terminate, withdraw or extend, at its sole discretion, either of the Offers at any time and for any reason, including any extension to meet the conditions precedent to the settlement of the Offers. Accordingly, if the Offers are extended, holders of shares of Preferred Stock participating in the Offers may have to wait longer than expected to receive their consideration for any shares of Preferred Stock tendered, during which time such holders of shares of Preferred Stock will not be able to effect transfers or sales of their shares of Preferred Stock tendered.

The Offeror or the Company may acquire shares of Preferred Stock other than through the Offers in the future.

If the Offeror accepts for purchase at least the Redemption Percentage of the outstanding shares of Preferred Stock in the Offers, the Offeror would hold the requisite voting power to approve the Redemption Amendment. If the Offeror accepts for purchase at least the Redemption Percentage, the Company plans to seek the approval of shareholders for the Redemption Amendment, which approval would be within the control of the Offeror. Upon approval of the Redemption Amendment, the Company intends to redeem the remaining outstanding shares of Preferred Stock. Accordingly, your Preferred Stock may be redeemed even if you do not participate in the Offers. The Offeror and the Company have no obligation to complete a Redemption (as defined below) even if the Offeror obtains the Redemption Percentage.

If the Offeror accepts for purchase the Reverse Split Percentage of the outstanding shares of Preferred Stock in the Offers, the Offeror would hold the requisite voting power to approve the Reverse Split Amendment. If the Offeror accepts for purchase the Reverse Split Percentage, the Company plans to seek the approval of shareholders for the Reverse Split Amendment, which approval would be within the control of the Offeror. Upon approval of the Reverse

Split Amendment, the Company intends to conduct a reverse stock split of the shares of Preferred Stock using a ratio sufficient to result in each holder of shares of Preferred Stock, other than the Offeror, receiving cash in lieu of fractional shares of Preferred Stock. Accordingly, your Preferred Stock may be repurchased and cashed-out by the Company even if you do not participate in the Offers. The Offeror and the Company have no obligation to complete a Reverse Stock Split (as defined below) even if the Offeror obtains the Reverse Split Percentage.

If the Offeror does not accept for purchase at least the Reverse Split Percentage or the Company does not proceed with the Redemption or Reverse Stock Split, then from time to time after the tenth business day following the Expiration Date or other termination of the Offers, to the extent permitted by applicable law, the Offeror or the Company or their respective affiliates may acquire the shares of Preferred Stock that remain outstanding, whether or not the Offers settle, through open market purchases or privately negotiated transactions, one or more additional tender or exchange offers or otherwise, upon such terms and at such prices as may be determined, which may be more or less than the value of the consideration paid pursuant to the Offers, and could be paid in cash or other consideration, although neither the Offeror nor the Company is under any obligation to do so.

There can be no assurance as to which, if any, of these alternatives (or combinations thereof) the Offeror or the Company may pursue. Whether the Offeror or the Company makes additional acquisitions of shares of Preferred Stock in the future will depend on many factors, including, without limitation, the business and market conditions at the time, including the price of the shares of Preferred Stock, and such other factors as the Offeror or the Company or their respective affiliates may consider relevant.

the Offers

Section 1. Aggregate Cash Price for Tendered Shares of Preferred Stock.

General.    The Offeror is offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal, any and all of the outstanding shares of Preferred Stock. As of the date hereof, there are 5,930 shares of 6.00% Preferred Stock and 18,046 shares of 7.00% Preferred Stock issued and outstanding.

If you elect to participate in either of the Offers, you may tender a portion of or all of the shares of Preferred Stock you hold.

The consideration for the shares of Preferred Stock validly tendered and not validly withdrawn that are accepted for purchase pursuant to the Offers will be $155.00 per share of 6.00% Preferred Stock, plus Accrued Dividends, and $180.00 per share of 7.00% Preferred Stock, plus Accrued Dividends.

Expiration Date.    The term “Expiration Date” for the Offers means 5:00 P.M., New York City time, on January 24, 2025, unless and until the Offeror shall have extended the period of time during which the Offers will remain open, in which event, the term Expiration Date shall refer to the latest time and date at which the Offers, as so extended by the Offeror, shall expire. The Offeror will pay for all validly tendered and not validly withdrawn shares of Preferred Stock that are accepted for purchase promptly after the Expiration Date. If the Offeror materially changes the Offers or information concerning the Offers, it will extend the Offers to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3), 13e-4(f)(1) and 14e-1(b) under the Exchange Act.

For the purposes of the Offers, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

If the Offeror (i) increases or decreases the price to be paid for the shares of Preferred Stock or the Retail Processing Fee for the shares of Preferred Stock or (ii) decreases the number of shares of Preferred Stock being sought in the Offers, then the Offers must remain open for at least ten business days following the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 15.

Notwithstanding any other provision of the Offers, the Offeror’s obligation to accept for purchase, and to pay for, any shares of Preferred Stock validly tendered is subject to satisfaction of certain conditions. The conditions to the Offers are for the sole benefit of the Offeror and may be asserted by the Offeror, regardless of the circumstances giving rise to any such condition not being satisfied (other than any actions or inactions of the Offeror). The Offeror reserves the right, in its sole discretion, to waive any and all conditions of the Offers prior to the Expiration Date. The Offers are not conditioned upon a minimum number of shares of Preferred Stock having been tendered. See Section 6, which sets forth in full the conditions to the Offers.

This Offer to Purchase and the Letter of Transmittal will be provided to record holders of shares of Preferred Stock and will be furnished to brokers, dealers, commercial banks, trust companies or other nominees and similar persons whose names, or the names of whose nominees, appear on the Company’s shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of the shares of Preferred Stock.

Section 2. Purpose of the Offers.

The Offers.    The purpose of the Offers is to retire perpetual high-cost illiquid financing instruments and ultimately eliminate the administrative burden and cost of compliance with certain public reporting obligations.

General.    Each of the Offeror’s and the Company’s Board of Directors has approved the Offers. However, neither the Offeror, nor the Company nor their respective Boards of Directors make any recommendation to holders of shares of Preferred Stock as to whether to tender or refrain from tendering their shares of Preferred Stock, and no one has been authorized by the Offeror, the Company or their respective Boards of Directors to make such a recommendation. Holders of shares of Preferred Stock should carefully evaluate all information in the Offers, should consult their own investment and tax advisors, and should make their own decisions about whether to tender shares of Preferred Stock, and, if so, how many shares of Preferred Stock to tender.

All of the shares of Preferred Stock purchased by the Offeror in the Offers will be held by the Offeror and not resold or traded.

Redemption or Cash-Out of Untendered Shares.    The Offeror and the Company seek to retire all of the Preferred Stock. If the Offeror accepts for purchase at least the Redemption Percentage of the outstanding shares of Preferred Stock in the Offers, the Offeror would hold the requisite voting power to approve the Redemption Amendment. If the Offeror accepts for purchase at least the Redemption Percentage, the Company plans to seek the approval of shareholders for the Redemption Amendment. The Offeror would hold the requisite voting power to approve the Redemption Amendment without approval of any other remaining holders of Preferred Stock. Upon approval of the Redemption Amendment, the Company intends to redeem the remaining outstanding shares of Preferred Stock (the “Redemption”). The Company anticipates that the price paid upon redemption would be consistent with the price of the Offers.

If the Offeror accepts for purchase the Reverse Split Percentage of the outstanding shares of Preferred Stock in the Offers, the Offeror would hold the requisite voting power to approve the Reverse Split Amendment. If the Offeror accepts for purchase the Reverse Split Percentage, the Company plans to seek the approval of shareholders for the Reverse Split Amendment. The Offeror would hold the requisite voting power to approve the Reverse Split Amendment without approval of any other remaining holders of Preferred Stock. Upon approval of the Reverse Split Amendment, the Company intends to conduct a reverse stock split of the shares of Preferred Stock using a ratio sufficient to result in each holder of shares of Preferred Stock, other than the Offeror, receiving cash in lieu of fractional shares of Preferred Stock (the “Reverse Stock Split”). The Company anticipates that the price paid for fractional shares would be consistent with the price of the Offers. In the event of a reverse stock split, remaining holders of Preferred Stock may have dissenters’ rights with respect to such action, in which case the Company will provide notice of such rights under applicable law.

Section 3. Procedures for Tendering Shares of Preferred Stock.

A defective tender of shares of Preferred Stock (which defect is not waived by the Offeror or cured by the holder of shares of Preferred Stock) will not constitute a valid tender of shares of Preferred Stock and will not entitle the holder thereof to the applicable consideration for such holder’s shares of Preferred Stock.

Tenders of Shares of Preferred Stock.    For a holder of shares of Preferred Stock to tender shares of Preferred Stock validly pursuant to the Offers, (1) a properly completed and duly executed Letter of Transmittal, together with any signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the instructions to the Letter of Transmittal, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase and (2) either certificates for tendered shares of Preferred Stock must be received by the Depositary at such address or such shares of Preferred Stock must be transferred pursuant to the procedures for book-entry transfer described below and a confirmation of such book-entry transfer must be received by the Depositary, in each case, at or prior to the Expiration Date. Letters of Transmittal and shares of Preferred Stock should be sent only to the Depositary, not to the Offeror, the Company, DTC, the Information Agent, or the Dealer Manager.

Delivery of Letters of Transmittal.    If certificates for shares of Preferred Stock are registered in the name of a person other than the signer of a Letter of Transmittal, then, in order to tender such shares of Preferred Stock pursuant to the Offers, the certificates evidencing such shares of Preferred Stock must be endorsed or accompanied by appropriate stock powers signed exactly as the name or names of such holder or holders of shares of Preferred Stock appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed as provided below.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares of Preferred Stock, it may have an earlier deadline for you to act to instruct it to accept either of the Offers on your behalf. You should contact your broker, dealer, commercial bank, trust company or other nominee to determine its applicable deadline. Any beneficial owner whose shares of Preferred Stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender shares of Preferred Stock should contact such registered holder of shares of Preferred Stock promptly and instruct such holder to tender shares of Preferred Stock on such beneficial owner’s behalf.

If you are a beneficial owner and you wish to tender such shares of Preferred Stock yourself, you must, prior to completing and executing the Letter of Transmittal and delivering such shares of Preferred Stock, either make appropriate arrangements to register ownership of the shares of Preferred Stock in your name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

Holders who hold shares of Preferred Stock through brokers, dealers, commercial banks, trust companies or other nominees should consult the brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs are applicable if they tender shares of Preferred Stock through the brokers, dealers, commercial banks, trust companies or other nominees and not directly to the Depositary.

To effectively tender shares of Preferred Stock that are held through DTC, DTC participants should transmit their acceptance through ATOP, for which the Offers will be eligible, and DTC will then edit and verify the acceptance and send an Agent’s Message to the Depositary for its acceptance. Delivery of tendered shares of Preferred Stock must be made to the Depositary pursuant to the book-entry delivery procedures set forth below.

Signature Guarantees.    Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loans associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program. Signatures on a Letter of Transmittal need not be guaranteed if:

•        the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section 3, shall include any participant in DTC whose name appears on a security position listing as the owner of the shares of Preferred Stock) of the shares of Preferred Stock tendered therewith and the holder has not completed either of the boxes under “Special Payment and Delivery Instructions” within the Letter of Transmittal; or

•        the shares of Preferred Stock are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act. See Instruction 1 of the Letter of Transmittal.

There are no guaranteed delivery procedures available with respect to the Offers under the terms of this Offer to Purchase or any related materials. Holders must tender their shares of Preferred Stock in accordance with the procedures set forth in this section.

The Offeror will make payment for shares of Preferred Stock validly tendered and not validly withdrawn that are accepted for purchase in the Offers only after the Depositary receives a timely confirmation of the book-entry transfer of the shares of Preferred Stock into the Depositary’s account at DTC (a “Book-Entry Confirmation”), or an Agent’s Message, a properly completed and duly executed Letter of Transmittal, and any other documents required by the Letter of Transmittal.

Book-Entry Delivery.    The Depositary will establish an account with respect to the shares of Preferred Stock for purposes of the Offers at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a DTC participant may make book-entry delivery of the shares of Preferred Stock by causing DTC to transfer shares of Preferred Stock into the Depositary’s account in accordance with DTC’s procedures for transfer. Although DTC participants may effect delivery of shares of Preferred Stock into the Depositary’s account at DTC, such deposit must be accompanied by a message that has been transmitted to the Depositary through the facilities of DTC or “agent’s message,” or a properly completed and duly executed Letter of Transmittal, including any other required documents, that has been transmitted to and received by the Depositary at its address set forth on the back page of this Offer to Purchase before the Expiration Date.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC described in such Agent’s Message, stating the aggregate principal amount of shares of Preferred Stock that have been tendered by such participant pursuant to the Offers and that such participant has received the Offers and agrees to be bound by the terms of the Offers and that the Offeror may enforce such agreement against such participant.

Method of Delivery.    The method of delivery of the Letter of Transmittal and any other required documents is at the election and risk of the tendering holder of shares of Preferred Stock. If you choose to deliver required documents by mail, the Offeror recommends that you use registered mail with return receipt requested, properly insured. Delivery of the Letter of Transmittal and any other required documents to DTC does not constitute delivery to the Depositary.

Dissenters’ Rights.    You will have no dissenters’ or appraisal rights in connection with the Offers. Dissenters’ rights may be available in connection with the potential Reverse Split Amendment, as discussed in more detail herein.

U.S. Federal Backup Withholding Tax.    Under the U.S. federal income tax backup withholding rules, 24% of the gross proceeds payable to a holder of the shares of Preferred Stock pursuant to the Offers will be withheld and remitted to the U.S. Treasury, unless the holder of the shares of Preferred Stock provides such holder’s taxpayer identification number (i.e., employer identification number or Social Security number) to the Depositary and certifies under penalties of perjury that such number is correct and that such holder of the shares of Preferred Stock is exempt from backup withholding, or such holder of the shares of Preferred Stock otherwise establishes an exemption from backup withholding. If the Depositary is not provided with the correct taxpayer identification number, the holder of the shares of Preferred Stock may also be subject to certain penalties imposed by the Internal Revenue Service (the “IRS”). Therefore, each tendering U.S. Holder (as defined below in Section 13) should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding unless the U.S. Holder otherwise establishes to the satisfaction of the Depositary that such tendering U.S. Holder is not subject to backup withholding. Certain holders of the shares of Preferred Stock (including, among others, C corporations) are not subject to these backup withholding and reporting requirements. Exempt U.S. Holders should indicate their exempt status on the IRS Form W-9 included as part of the Letter of Transmittal. In order for a Non-U.S. Holder (as defined below in Section 13) to qualify as an exempt recipient, such holder of the shares of Preferred Stock generally must submit an IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable IRS Form W-8, signed under penalties of perjury, attesting to that Non-U.S. Holder’s non-U.S. status. Tendering holders of the shares of Preferred Stock can obtain other applicable forms from the Depositary or from www.irs.gov. See Instruction 8 of the Letter of Transmittal.

Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

TO PREVENT U.S. FEDERAL BACKUP WITHHOLDING TAX ON THE GROSS PAYMENTS MADE TO YOU FOR THE SHARES OF PREFERRED STOCK PURCHASED PURSUANT TO THE OFFERS, YOU MUST PROVIDE THE DEPOSITARY WITH A COMPLETED IRS FORM W-9 OR APPLICABLE IRS FORM W-8, AS APPROPRIATE, OR OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING.

Where shares of Preferred Stock are tendered on behalf of the holder of shares of Preferred Stock by a broker or other DTC participant, the foregoing IRS Forms and certifications generally must be provided by the holder of shares of Preferred Stock to the DTC participant, instead of the Depositary, in accordance with the DTC participant’s applicable procedures.

For a summary of certain U.S. federal income tax consequences relating to the Offers to tendering U.S. Holders (as defined below) and Non-U.S. Holders (as defined below), see Section 13.

Return of Withdrawn Shares of Preferred Stock.    In the event of proper withdrawal of tendered shares of Preferred Stock, the Depositary will promptly credit the shares of Preferred Stock to the appropriate account maintained by the tendering holder of shares of Preferred Stock at DTC without expense to the holder of the shares of Preferred Stock or, for shares of Preferred Stock held in certificated form, will promptly return the certificates of shares of Preferred Stock to the respective holder thereof.

Determination of Validity; Rejection of Shares of Preferred Stock; Waiver of Defects; No Obligation to Give Notice of Defects.    The Offeror will determine, in its sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance for purchase of any tender of shares of Preferred Stock, and its determination will be final and binding on all parties, subject to a holder’s right to challenge the Offeror’s determination in a court of competent jurisdiction. The Offeror reserves the absolute right to reject any or all tenders of any shares of Preferred Stock that it determines are not in proper form or the acceptance for purchase of or payment for which the Offeror determines may be unlawful. The Offeror also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular shares of Preferred Stock or any particular holder of shares of Preferred Stock, and the Offeror’s interpretation of the terms of the Offers will be final and binding on all parties, subject to a holder’s right to challenge the Offeror’s determination in a court of competent jurisdiction. No tender of shares of Preferred Stock will be deemed to have been validly made until the holder of the shares of Preferred Stock cures, or the Offeror waives, all defects or irregularities. None of the Offeror, the Company, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give this notification.

Tendering Holder’s Representation and Warranty; The Offeror’s Acceptance Constitutes an Agreement.    A tender of shares of Preferred Stock under the procedures described above will constitute the tendering holder’s acceptance of the terms and conditions of the applicable Offer, and the tendering holder will thereby be deemed to have made the agreements with, and representations to, the Offeror set forth in the Letter of Transmittal, including that (i) such holder of shares of Preferred Stock has the full power and authority to tender, sell, assign and transfer the tendered shares of Preferred Stock and (ii) when the same are accepted for purchase by the Offeror, it will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, changes and encumbrances and such shares of Preferred Stock will not be subject to any adverse claims.

The Offeror’s acceptance for purchase of shares of Preferred Stock tendered under the Offers will constitute a binding agreement between the tendering holder of shares of Preferred Stock and the Offeror upon the terms and conditions of the Offers.

Section 4. Withdrawal Rights.

Holders of shares of Preferred Stock may withdraw shares of Preferred Stock tendered into the Offers at any time prior to the Expiration Date. Thereafter, except as described in the following sentence, such tenders are irrevocable. Holders of shares of Preferred Stock may also withdraw their shares of Preferred Stock if the Offeror has not accepted the shares of Preferred Stock for purchase after the expiration of forty business days from the commencement of the Offers.

For a withdrawal to be effective, the Depositary must receive, prior to the Expiration Date, a written notice of withdrawal at the Depositary’s address set forth on the back page of this Offer to Purchase, or a properly transmitted “Request Message” through ATOP. Any such notice of withdrawal must specify the name of the tendering holder of the shares of Preferred Stock, the number of shares of Preferred Stock that the holder wishes to withdraw and the name of the registered holder of the shares of Preferred Stock.

Any notice of withdrawal must also specify the name and the number of the account at DTC to be credited with the withdrawn shares of Preferred Stock and must otherwise comply with DTC’s procedures. The Offeror will determine all questions as to the form and validity (including the time of receipt) of any notice of withdrawal, in its sole discretion, and such determination will be final and binding, subject to a holder’s right to challenge the Offeror’s determination in a court of competent jurisdiction. None of the Offeror, the Company, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give this notification.

A holder of shares of Preferred Stock may not rescind a withdrawal and any shares of Preferred Stock that a holder of shares of Preferred Stock validly withdraws will not be validly tendered for purposes of the Offers, unless the holder of shares of Preferred Stock validly retenders the withdrawn shares of Preferred Stock before the Expiration Date by following one of the procedures described in Section 3.

Section 5. Purchase of Shares of Preferred Stock and Payment of Purchase Price.

Upon the terms and subject to the conditions of the Offers, on the Settlement Date, the Offeror will accept for purchase any and all validly tendered and not validly withdrawn shares of Preferred Stock.

For purposes of the Offers, the Offeror will be deemed to have accepted for purchase, and therefore purchased, the shares of Preferred Stock that are validly tendered and are not validly withdrawn, only when, as and if it gives oral or written notice to the Depositary of its acceptance of the shares of Preferred Stock for purchase under the Offers.

Upon the terms and subject to the conditions of the Offers, the Offeror will pay for the shares of Preferred Stock that it purchases under the Offers by depositing the aggregate purchase price for such shares of Preferred Stock, plus Accrued Dividends for such shares of Preferred Stock, with the Depositary, who will transmit payment to the tendering holders of the shares of Preferred Stock.

The Offeror will pay all stock transfer taxes, if any, payable on the transfer to it of shares of Preferred Stock purchased under the Offers. If, however, payment of the purchase price is to be made to any person other than the registered holder, or tendered shares of Preferred Stock are registered in the name of any person other than the person signing the Letter of Transmittal, then the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be the responsibility of the registered shareholder and satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, may need to be submitted. See Instruction 6 of the Letter of Transmittal.

If the Offers expire or terminate and any of the shares of Preferred Stock have not been accepted for purchase by the Offeror following the expiration or termination of the Offers, the holder of shares of Preferred Stock that were not accepted for purchase will continue to own those shares of Preferred Stock. The Depositary will promptly credit those shares of Preferred Stock to the appropriate account maintained by the tendering holder of shares of Preferred Stock at DTC without expense to the holder of the shares of Preferred Stock or, for shares of Preferred Stock held in certificated form, will promptly return the certificates of shares of Preferred Stock to the respective holder thereof.

Section 6. Conditions of the Offers.

Notwithstanding any other provision of the Offers, the Offeror will not be required to accept for purchase, purchase or pay for any shares of Preferred Stock tendered, and may terminate or amend the Offers or may postpone the acceptance for purchase of, or the purchase of and the payment for shares of Preferred Stock tendered, subject to Rule 13e-4(f) under the Exchange Act, if, at any time on or after the date hereof and before the Expiration Date, any of the following conditions has not been satisfied (or shall have been reasonably determined by the Offeror to have not been satisfied):

•        No government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, has threatened or instituted any, and there is no pending, action, proceeding or investigation (whether formal or informal) before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offers, the acquisition of some or all of the shares of Preferred Stock under the Offers or otherwise relates in any manner to the Offers or is, or is reasonably likely to be, in the Offeror’s reasonable judgment, materially adverse to the business, operations, properties, condition, assets, liabilities or prospects of either the Offeror or the Company, or which would or might, in the Offeror’s reasonable judgment, prohibit, prevent, restrict or delay settlement of the Offers or the Redemption or Reverse Stock Split or materially impair the contemplated benefits to the Offeror or the Company of the Offers.

•        No court or any authority, agency, tribunal or other body has taken any action or threatened or instituted any action, or withheld any approval, or adopted, approved, threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offers or the Offeror any statute, rule, regulation, judgment, order or injunction that, in the Offeror’s reasonable judgment, would or might, directly or indirectly:

•        make the acceptance for purchase of, or payment for, some or all of the shares of Preferred Stock illegal or otherwise restrict or prohibit completion of the Offers;

•        delay or restrict the ability of the Offeror, or render the Offeror unable, to accept for purchase or pay for some or all of the shares of Preferred Stock; or

•        delay or restrict or make infeasible the Redemption or Reverse Stock Split.

•        In the Offeror’s reasonable judgment, none of the following has occurred:

•        any general suspension of trading in, or the imposition of any general trading curb or general minimum or maximum price limits on prices for, trading in securities on any U.S. national securities exchange or in the over-the-counter market;

•        the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•        the commencement of any war, armed hostilities or other international calamity, including any act of terrorism, on or after the date of this Offer to Purchase, in or involving the United States, or the material escalation of any such armed hostilities which had commenced before the date of this Offer to Purchase, in each case, which is reasonably likely to have a material adverse effect on the Company or on the Offeror’s ability to complete the Offers;

•        any limitation, whether or not mandatory, imposed by any governmental, regulatory, self-regulatory or administrative authority, tribunal or other body, or any other event, that could materially affect the extension of credit by banks or other lending institutions in the United States;

•        any change in tax law that would materially change the tax consequences of the Offers; or

•        any change or changes have occurred in the business, condition (financial or otherwise), income, operations, property or prospects of the Company or any of its subsidiaries that could have a material adverse effect on the Company and its subsidiaries, taken as a whole.

The foregoing conditions are for the sole benefit of the Offeror and may be asserted by the Offeror, regardless of the circumstances giving rise to any such condition not being satisfied (other than any actions or inactions of the Offeror). The Offeror reserves the right, in its sole discretion, to waive any and all of the foregoing conditions, in whole or in part, at any time and from time to time, before the Expiration Date. The Offeror’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time prior to the Expiration Date. In certain circumstances, if the Offeror waives any of the conditions described above, the Offeror may be required to extend the Offers and, if the condition is material, the Offeror will promptly disclose its decision whether or not to waive such condition. See Section 15. Any determination by the Offeror concerning the events described in this section will be final and binding upon all persons; provided, however, holders are not foreclosed from challenging such determination in a court of competent jurisdiction.

Notwithstanding the foregoing, in the event that one or more events described above occurs before the Expiration Date, the Offeror will promptly notify the holders of shares of Preferred Stock of the Offeror’s determination as to whether to (i) waive or modify, in whole or in part, the condition and continue the Offers or (ii) terminate the Offers. Any determination or judgment by the Offeror concerning the events described above will be final and binding on all parties, subject to a holder’s right to challenge the Offeror’s determination in a court of competent jurisdiction.

Section 7. Historical Price Range of the Shares of Preferred Stock.

The shares of Preferred Stock are not listed on any securities exchange or in any automated quotation system. Therefore, no trading market for the shares of Preferred Stock has been established and no price history is available.

Section 8. Source and Amount of Funds.

If the Offer is fully subscribed, the Offeror will pay $4,167,430, plus Accrued Dividends, for the shares of Preferred Stock purchased pursuant to the Offers. The Offeror intends to pay the consideration payable by it pursuant to the Offers with cash on hand from an equity contribution from BHE. The Offeror intends to pay certain fees and expenses incurred by it in connection with the Offers with cash on hand, and the Company intends to pay certain other fees and expenses incurred in connection with the Offers with cash on hand.

Section 9. Certain Information Concerning the Company.

The Company, an indirect wholly owned subsidiary of BHE, is a U.S. regulated electric utility company headquartered in Oregon that serves retail electric customers in portions of Utah, Oregon, Wyoming, Washington, Idaho and California. Based in Portland, Oregon, the Company was incorporated in Oregon in 1989.

The mailing address and telephone number of the Company’s principal executive offices are 825 N.E. Multnomah Street, Suite 2000, Portland, Oregon 97232 and (888) 221-7070.

Additional Information.    The Company files annual, quarterly and current reports, and other information with the SEC. You can read these SEC filings at the SEC’s website at http://www.sec.gov. You may also read these SEC filings and other information on the Company’s website at https://www.pacificorp.com. The Company’s website also includes other information about the Company and certain of its subsidiaries. Except for the documents specifically incorporated by reference into this Offer to Purchase, information contained on the Company’s website or that can be accessed through the Company’s website does not constitute part of this Offer to Purchase.

Incorporation by Reference.    The SEC allows the Company to “incorporate by reference” the information the Company files with the SEC, which means that the Company can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Offer to Purchase. The Company makes some of its filings with the SEC on a combined basis with BHE and certain of BHE’s other subsidiaries. The Company’s combined filings with the SEC represent separate filings by each of the Company, BHE, and BHE’s other subsidiaries. The Offeror incorporates by reference the documents listed below (other than any portions of the documents not deemed to be filed and those portions of filings that relate to BHE and BHE’s other subsidiaries, each as a separate registrant):

•        the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023;

•        the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2024, June 30, 2024, and September 30, 2024; and

•        the Company’s Current Reports on Form 8-K, filed with the SEC on January 5, 2024, June 3, 2024, June 24, 2024, September 27, 2024, and December 16, 2024.

Any statement contained herein or contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

Please note that the Schedule TO to which this Offer to Purchase relates does not permit forward “incorporation by reference.” If a material change occurs in the information set forth in this Offer to Purchase, the Offeror will amend the Schedule TO accordingly.

The Offeror will provide without charge to each person receiving a copy of this Offer to Purchase, upon the request of such person, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to the Information Agent.

Section 10. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares of Preferred Stock.

As of the date hereof, there are 5,930 shares of 6.00% Preferred Stock and 18,046 shares of 7.00% Preferred Stock issued and outstanding.

Neither the Offeror, the Company nor, to the best of the Offeror’s and the Company’s knowledge, any of their respective executive officers or directors or any associates or majority-owned subsidiaries of the Offeror or the Company, beneficially owns any of the shares of Preferred Stock.

Based on the Offeror’s and the Company’s respective records and on information provided to each of the Offeror and the Company by its respective executive officers, directors, affiliates and subsidiaries, neither the Offeror, the Company nor any of their respective affiliates or subsidiaries nor, to the best of the Offeror’s and the Company’s knowledge, any of the Offeror’s or the Company’s or its respective subsidiaries’ directors or executive officers, nor any associates or subsidiaries of any of the foregoing, have effected any transactions involving the shares of Preferred Stock during the sixty days prior to the date of this Offer to Purchase.

The terms of the shares of Preferred Stock are governed by (i) the Fourth Restated Articles of Incorporation of PacifiCorp, and (ii) the Bylaws of PacifiCorp.

Except as otherwise described in this Offer to Purchase, none of the Offeror, the Company, and to the best of the Offeror’s and the Company’s knowledge, any of their respective affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offers or with respect to any of the shares of Preferred Stock, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

Section 11. Effects of the Offers on the Market for the Shares of Preferred Stock.

All of the shares of Preferred Stock purchased by the Offeror in the Offers will be held by the Offeror and not resold or traded.

If the Offers are completed, the number of shares of Preferred Stock that are available to be traded will be reduced (possibly to zero). Depending on the amount of shares of Preferred Stock validly tendered and not validly withdrawn that are accepted for purchase in the Offers, any trading market for the shares of Preferred Stock that remain outstanding after the Offers may be more limited. A reduced trading volume for the shares of Preferred Stock may decrease their respective trading prices and increase the volatility of the respective trading prices, if any, of the shares of Preferred Stock that remain outstanding following the completion of the Offers.

From time to time after the tenth business day following the Expiration Date or other termination of the Offers, to the extent permitted by applicable law, the Offeror or the Company or their respective affiliates may acquire the shares of Preferred Stock that remain held by holders other than the Offeror, whether or not the Offers settle, through open market purchases or privately negotiated transactions, one or more additional tender or exchange offers or otherwise, upon such terms and at such prices as may be determined, which may be more or less than the value of the consideration paid pursuant to the Offers, and could be paid in cash or other consideration, although neither the Offeror nor the Company is under any obligations to do so.

If the Offeror accepts for purchase at least the Redemption Percentage of the outstanding shares of Preferred Stock in the Offers, the Offeror would hold the requisite voting power to approve the Redemption Amendment. If the Offeror accepts for purchase at least the Redemption Percentage, the Company plans to seek the approval of shareholders for the Redemption Amendment which approval would be within the control of the Offeror. Upon approval of the Redemption Amendment, the Company intends to redeem the remaining outstanding shares of Preferred Stock, including those acquired by the Offeror in the Offers.

If the Offeror accepts for purchase the Reverse Split Percentage of the outstanding shares of Preferred Stock in the Offers, the Offeror would hold the requisite voting power to approve the Reverse Split Amendment. If the Offeror accepts for purchase the Reverse Split Percentage, the Company plans to seek the approval of shareholders for the Reverse Split Amendment which approval would be within the control of the Offeror. Upon approval of the Reverse Split Amendment, the Company intends to conduct a reverse stock split of the shares of Preferred Stock using a ratio sufficient to result in each holder of shares of Preferred Stock, other than the Offeror, receiving cash in lieu of fractional shares of Preferred Stock.

There can be no assurance as to which, if any, of these alternatives (or combinations thereof) the Offeror or the Company may pursue. Whether the Offeror or the Company makes additional acquisitions of shares of Preferred Stock in the future will depend on many factors, including, without limitation, the business and market conditions at the time, including the price of the shares of Preferred Stock, and such other factors as the Offeror or the Company or their respective affiliates may consider relevant.

Section 12. Legal Matters; Regulatory Approvals.

Neither the Offeror nor the Company is aware of any license or regulatory permit that appears material to the Company’s business that might be adversely affected by the Offeror’s acquisition of shares of Preferred Stock as contemplated by the Offers. Neither the Offeror nor the Company is aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition of shares of Preferred Stock by the Offeror as contemplated by the Offers other than those that have been obtained. Should any approval or other action be required, the Offeror presently contemplates that it will seek that approval or other action. The Offeror is unable to predict whether it will be required to delay the acceptance for purchase of or payment for shares of Preferred Stock tendered under the Offers pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to the Company’s business, results of operations and/or financial condition. The obligations of the Offeror under the Offers to accept for purchase and pay for shares of Preferred Stock is subject to conditions. See Section 6.

Section 13. Certain U.S. Federal Income Tax Consequences.

The following is a summary of certain U.S. federal income tax consequences relating to the Offers to tendering U.S. Holders and Non-U.S. Holders. Additionally, the following provides a summary of certain U.S. federal income tax consequences relating to (i) the Redemption pursuant to the Redemption Amendment, or (2) the Reverse Stock Split pursuant to the Reverse Split Amendment, in each case with respect to holders of Preferred Stock whose shares are not tendered pursuant to the Offers. This summary is included for general information only and does not address every aspect of the income or other tax laws that may be relevant to holders in light of their personal circumstances or that may be relevant to certain types of investors subject to special treatment under U.S. federal income tax laws (for example, financial institutions, former citizens or residents of the U.S., tax-exempt organizations, insurance companies, real estate investment trusts, regulated investment companies, persons that are broker-dealers, traders in securities who elect the mark to market method of accounting for their securities, U.S. Holders that have a functional currency other than the U.S. dollar, controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. federal income tax, investors in partnerships or other pass-through entities or persons subject to special tax accounting rules as a result of any item of gross income with respect to the bonds being taken into account in an applicable financial statement). In addition, this summary does not address the effect of any U.S. federal alternative minimum tax, the Medicare tax on net investment income, or any state, local or foreign tax laws that may be applicable to a particular holder and does not consider any aspects of U.S. federal tax law other than income taxation (such as estate or gift taxes). This discussion is limited to holders who hold their shares of Preferred Stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) and not as part of a straddle, hedging, integrated, conversion or constructive sale transaction, or as part of a “synthetic security” or other similar financial transaction.

Furthermore, this summary is based upon provisions of the Code, the legislative history thereof, existing and proposed U.S. Treasury (“Treasury”) regulations, administrative rulings and judicial decisions, all as of the date hereof. Such authorities may be repealed, revoked or modified (including changes in effective dates, and possibly with retroactive effect) so as to result in U.S. federal income tax consequences different from those discussed below. We have not sought and will not seek any rulings from the U.S. Internal Revenue Service (“IRS”) with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the matters discussed below or that any such position would not be sustained. Persons considering the Offers, Redemption, or Reverse Stock Split should consult their tax advisors concerning the U.S. federal tax consequences thereof in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

For purposes of the following discussion, a “U.S. Holder” means a beneficial owner of shares of Preferred Stock that is, for U.S. federal income tax purposes:

•        An individual citizen or resident of the U.S.;

•        A corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

•        An estate, the income of which is subject to the U.S. federal income tax regardless of source; or

•        A trust, if (a) a court within the U.S. is able to exercise primary supervision over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable Treasury regulations to be treated as a domestic trust.

For purposes of the following discussion, a “Non-U.S. Holder” means a beneficial owner of shares of Preferred Stock (other than a partnership or an entity or arrangement classified as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

If a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of Preferred Stock, the U.S. federal income tax treatment of a partner or an equity interest owner of such other entity generally will depend upon the status of the partner or owner and the activities of the partnership or other entity. If you are a partner of a partnership or an equity interest owner of another entity or arrangement treated as a partnership holding shares of Preferred Stock, you should consult your tax advisor regarding the U.S. federal income tax consequences of the Offers, Redemption, and Reverse Stock Split.

Tax Consequences to Holders of Preferred Stock Who Participate in the Offers

U.S. Holders

A sale of shares of Preferred Stock for cash pursuant to the Offers will generally be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder who tendered shares of Preferred Stock that are accepted for purchase pursuant to an Offer will generally recognize gain or loss equal to the difference between (1) the amount of cash received on the sale, and (2) such U.S. Holder’s adjusted tax basis in the tendered shares of Preferred Stock. A U.S. Holder’s adjusted tax basis generally will equal the amount paid to acquire the shares of Preferred Stock tendered in the Offer, less any prior distributions treated as a return of capital. Gain or loss recognized by a U.S. Holder in respect of the sale generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the shares of Preferred Stock for more than one year at the time of the sale. Long-term capital gains of certain noncorporate U.S. Holders generally are entitled to reduced rates of taxation. The deductibility of capital losses is subject to limitations. For U.S. Holders that acquired shares of Preferred Stock at different times or different purchase prices, gain or loss will be determined separately for each block of shares (that is, shares acquired at the same cost in a single transaction) tendered pursuant to the Offers.

Non-U.S. Holders

Subject to the discussion below concerning effectively connected income and FATCA (as defined below) and the discussion under the heading “Information Reporting and Backup Withholding” below, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized on the sale of shares of Preferred Stock pursuant to either of the Offers, unless:

•        the shares of Preferred Stock that are exchanged constitute a “U.S. real property interest” by reason of both the Company’s status as a USRPHC (as defined below) for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the disposition of the shares of Preferred Stock or the period that the Non-U.S. Holder owned the shares of Preferred Stock and the Non-U.S. Holder satisfying certain ownership requirements;

•        the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base within the United States; or

•        the Non-U.S. Holder is a non-resident alien individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the sale and certain other conditions are met.

With respect to the first bullet above, generally, a corporation is a “US real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. Although there can be no assurance, the Offeror does not believe that the Company currently is, or has been during the applicable period, a USRPHC.

For any Non-U.S. Holder described in the second bullet above, that income or gain will generally be subject to tax in the same manner as income or gain realized by a U.S. Holder, subject to an applicable tax treaty providing otherwise. In that event, the Non-U.S. Holder should consult their tax advisor with respect to other U.S. tax consequences of disposing of shares of Preferred Stock pursuant to either of the Offers, including, if the Non-U.S. Holder is a foreign corporation, the possible imposition of a branch profits tax on the Non-U.S. Holder’s effectively connected earnings and profits at a rate of 30% (or a lower applicable treaty rate).

For any Non-U.S. Holder described in the third bullet above, such Non-U.S. Holder will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale or a lower rate if so specified by an applicable income tax treaty, which may be offset by U.S. source capital losses, subject to certain limitations.

Tax Consequences to Holders of Preferred Stock Who Do Not Participate in the Offers

As described in Section 2 above, holders of Preferred Stock who do not participate in the Offers may (i) have their shares of Preferred Stock redeemed by the Company, or (ii) be subject to the Reverse Stock Split. Certain U.S. federal income tax considerations related to the Redemption or the Reverse Stock Split are discussed below.

Tax Consequences Related to the Potential Redemption of the Preferred Stock

Tax Consequences to U.S. Holders

Sale or Exchange Treatment.    Under Section 302 of the Code, the Redemption will generally be treated as a “sale or exchange” of shares for U.S. federal income tax purposes, rather than as a distribution with respect to the shares held by the U.S. Holder, if the Redemption:

•        results in a “complete termination” of such U.S. Holder’s equity interest in the Company,

•        is “substantially disproportionate” with respect to the U.S. Holder, or

•        is “not essentially equivalent to a dividend” with respect to the U.S. Holder.

The Redemption will generally result in a “complete termination” if, after the Redemption, either (i) the U.S. Holder no longer owns any of the Company’s outstanding preferred or common shares (either actually or constructively), or (ii) the U.S. Holder no longer actually owns any of the Company’s outstanding preferred or common shares and, with respect to any shares constructively owned, is eligible to waive, and effectively waives, such constructive ownership. U.S. Holders wishing to satisfy the “complete termination” test through waiver of constructive ownership should consult their own tax advisors.

The Redemption generally will be “substantially disproportionate” with respect to a U.S. Holder if immediately after the Redemption, the following three requirements are met: (1) the U.S. Holder owns less than 50% of the combined voting power of all classes of stock in the Company, (2) the U.S. Holder’s percentage ownership of the total outstanding voting stock of the Company immediately after the redemption is less than 80% of the U.S. Holder’s percentage ownership of such voting stock immediately before the Redemption; and (3) the U.S. Holder’s percentage ownership of the total outstanding stock of the Company immediately after the Redemption is less than 80% of the U.S. Holder’s percentage ownership of such stock immediately before the Redemption.

The Redemption will generally satisfy the “not essentially equivalent to a dividend” test with respect to a U.S. Holder if it results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in the Company. Whether a U.S. Holder of shares of Preferred Stock meets this test will depend on the U.S. Holder’s particular facts and circumstances, as well as the relative percentage of shares of Preferred Stock redeemed and each of the other U.S. Holders of shares of Preferred Stock.

U.S. Holders should consult their own tax advisors regarding the application of the foregoing standard to their particular facts and circumstances.

As noted above, in applying the foregoing Section 302 tests, a U.S. Holder must take into account not only preferred and common shares that such U.S. Holder actually owns, but also shares that such U.S. Holder is treated as owning under constructive ownership rules. Generally, under Section 318 of the Code, a U.S. Holder may constructively own shares actually owned, and in some cases constructively owned, by certain related individuals and entities as well as shares that a U.S. Holder has the right to acquire by exercise of an option or warrant or by conversion or exchange of a security.

Contemporaneous dispositions or acquisitions of preferred or common shares by a U.S. Holder or a related person may be deemed to be part of a single integrated transaction and, if so, may be taken into account in determining whether either of the Section 302 tests described above is satisfied. A U.S. Holder should consult its own tax advisor regarding the treatment of other dispositions or acquisitions of shares that may be integrated with the Redemption.

If a U.S. Holder satisfies any of the Section 302 tests described above, the U.S. Holder will generally recognize gain or loss equal to the difference between (1) the amount of cash received (including cash received that is attributable to accrued but undeclared dividends, but excluding cash attributable to declared but unpaid dividends, which would be taxable in the manner described below under “— Distribution Treatment”), and (2) such U.S. Holder’s adjusted tax basis in the shares of Preferred Stock redeemed. A U.S. Holder’s adjusted tax basis generally will equal the amount paid to acquire the shares of Preferred Stock redeemed, less any prior distributions treated as a return of capital. Gain or loss recognized by a U.S. Holder in respect of the Redemption generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held shares of Preferred Stock for more than one year at the time of the Redemption. Long-term capital gains of certain noncorporate U.S. Holders generally are entitled to reduced rates of taxation. The deductibility of capital losses is subject to limitations. For U.S. Holders that acquired shares of Preferred Stock at different times or different purchase prices, gain or loss will be determined separately for each block of shares (that is, shares acquired at the same cost in a single transaction) redeemed.

Distribution Treatment.    If a U.S. Holder does not satisfy any of the Section 302 tests described above, the Redemption will not be treated as a sale or exchange under Section 302 with respect to such U.S. Holder. Instead, the entire amount of cash received by such U.S. Holder pursuant to the Redemption will be treated as a distribution to the U.S. Holder with respect to such U.S. Holder’s remaining shares. The distribution will be treated as a dividend to the extent of the U.S. Holder’s share of the Company’s current and accumulated earnings and profits, as determined under U.S. federal income tax principles. The amount of any distribution in excess of the Company’s current and accumulated earnings and profits will be treated as a return of capital to the extent of the U.S. Holder’s adjusted tax basis in the remaining shares with respect to which the distribution is deemed received, and any remainder will be treated as capital gain. Any such capital gain will be long-term capital gain if the U.S. Holder has held the shares of Preferred Stock for more than one year as of the date of the Redemption.

Any distribution treated as a dividend will generally constitute “qualified dividend income” that is subject to taxation at a maximum rate of 20% for non-corporate U.S. Holders provided certain holding period requirements are met. A dividend received by a corporate U.S. Holder may be (i) eligible for a dividends-received deduction (subject to applicable exceptions and limitations) and (ii) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. Corporate U.S. Holders should consult their own tax advisors regarding (i) whether a dividends-received deduction will be available to them, and (ii) the application of Section 1059 of the Code to the ownership and disposition of their shares of Preferred Stock.

Any portion of the Redemption which is treated as a dividend will be taxed in its entirety, without reduction for the U.S. Holder’s tax basis of the shares of Preferred Stock redeemed.

Tax Consequences to Non-U.S. Holders

Whether the payment of the cash consideration to a Non-U.S. Holder pursuant to the Redemption will be treated as a sale or exchange of Preferred Stock or as a distribution will depend on whether the Redemption satisfies one of the three Section 302 tests described above under “Tax Consequences Related to the Potential Redemption of the Preferred Stock — Tax Consequences to U.S. Holders — Sale or Exchange Treatment.”

Sale or Exchange Treatment.    Subject to the discussion below concerning effectively connected income and FATCA (as defined below) and the discussion under the heading “Information Reporting and Backup Withholding” below, a Non-U.S. Holder that satisfies any of the Section 302 tests described above generally will not be subject to U.S. federal income tax on any gain realized on the Redemption (except to the extent of any cash attributable to declared but unpaid dividends, which would be treated as a distribution that is subject to the rules set forth below), unless:

•        the shares of Preferred Stock that are exchanged constitute a “U.S. real property interest” by reason of both the Company’s status as a USRPHC for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the disposition of the shares of Preferred Stock or the period that the Non-U.S. Holder owned the shares of Preferred Stock and the Non-U.S. Holder satisfying certain ownership requirements;

•        the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base within the United States; or

•        the Non-U.S. Holder is a non-resident alien individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the sale and certain other conditions are met.

With respect to the first bullet above, as explained above, although there can be no assurance, the Offeror does not believe that the Company is, or has been during the applicable period, a USRPHC.

For any Non-U.S. Holder described in the second bullet above, that income or gain will generally be subject to tax in the same manner as income or gain realized by a U.S. Holder (see discussion under “— Tax Consequences to U.S. Holders — Sale or Exchange Treatment”), subject to an applicable tax treaty providing otherwise. In that event, the Non-U.S. Holder should consult their tax advisor with respect to other U.S. tax consequences of disposing of shares of Preferred Stock pursuant to either of the Offers, including, if the Non-U.S. Holder is a foreign corporation, the possible imposition of a branch profits tax on the Non-U.S. Holder’s effectively connected earnings and profits at a rate of 30% (or a lower applicable treaty rate).

For any Non-U.S. Holder described in the third bullet above, such Non-U.S. Holder will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale or a lower rate if so specified by an applicable income tax treaty, which may be offset by U.S. source capital losses, subject to certain limitations.

Although a Non-U.S. Holder may satisfy one of the Section 302 tests described above, if a broker or other paying agent is unable to determine whether sale or exchange treatment should apply to such Non-U.S. Holder, such paying agent may be required to report the transaction as resulting in a distribution for U.S. federal income tax purposes that is made out of the Company’s current or accumulated earnings and profits and withhold tax at a 30% rate on the full amount you receive, as described below under “— Distribution Treatment”. In that case, a Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if such Non-U.S. Holder satisfies one of the Section 302 tests described above. Backup withholding generally will not apply to amounts subject to the withholding tax described below.

Distribution Treatment.    If a Non-U.S. Holder does not satisfy any of the Section 302 tests described above, the full amount such Non-U.S. Holder receives will be treated as a distribution with respect to such holder’s shares of Preferred Stock. The treatment, for U.S. federal income tax purposes, of such distribution as a dividend, tax-free return of capital, or gain from the sale of shares of Preferred Stock will be determined in the manner described above for U.S. Holders (see discussion under “— Tax Consequences to U.S. Holders — Distribution Treatment”). Subject to the discussion below concerning effectively connected income, to the extent that amounts a Non-U.S. Holder receives are treated as dividends, such dividends will be subject to U.S. federal withholding tax at a rate of 30%, or a lower rate specified in an applicable tax treaty. To obtain a reduced rate of withholding under a tax treaty, the Non-U.S. Holder must provide a properly executed IRS Form W-8BEN or W-8BEN-E certifying, under penalties of perjury, that such Non-U.S. Holder is a non-U.S. person and that the dividends are subject to a reduced rate of withholding under an applicable tax treaty.

If income or gain on the shares of Preferred Stock is effectively connected with the conduct of a trade or business in the United States (and, if required by an applicable tax treaty, is attributable to a permanent establishment in the United States), (i) that income or gain, although exempt from the withholding tax referred to above, will generally be subject to tax in the same manner as income or gain realized by a U.S. Holder (see discussion under “— Tax Consequences to U.S. Holders — Sale or Exchange Treatment”), subject to an applicable tax treaty providing otherwise, and (ii) each Non-U.S. Holder will generally be required to provide a properly executed IRS Form W-8ECI (or other appropriate form) in order to receive payments free of withholding. In that event, Non-U.S. Holders should consult their respective tax advisors with respect to other U.S. tax consequences of the Redemption, including, if a Non-U.S. Holder is a foreign corporation, the possible imposition of a branch profits tax on such Non-U.S. Holder’s effectively connected earnings and profits at a rate of 30% (or a lower applicable treaty rate).

Tax Consequences Related to the Potential Reverse Stock Split

Tax Consequences to U.S. Holders

In general, the Reverse Stock Split is intended to qualify as a “reorganization” under Section 368(a) of the Code that should constitute a “recapitalization” for U.S. federal income tax purposes. Assuming the Reverse Stock Split so qualifies, no gain or loss should be recognized by a U.S. Holder upon the exchange of shares of Preferred Stock for a lesser number of shares of Preferred Stock, based upon the reverse stock split ratio, except to the extent of any cash received in lieu of a fractional share of Preferred Stock (as discussed below). A U.S. Holder’s aggregate tax basis in the lesser number of shares of Preferred Stock received in the Reverse Stock Split will be the same as such holder’s aggregate tax basis in the shares of Preferred Stock that such holder owned prior to the Reverse Stock Split.

The holding period for the Preferred Stock received in the Reverse Stock Split will include the period during which a U.S. Holder held the shares of Preferred Stock that were surrendered in the Reverse Stock Split. Treasury regulations provide detailed rules for allocating the tax basis and holding period of the shares of Preferred Stock surrendered to the shares of Preferred Stock received pursuant to the Reverse Stock Split. U.S. Holders of shares of Preferred Stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

Cash Received in Lieu of a Fractional Share of Preferred Stock

In general, whether any cash received in lieu of a fractional share of Preferred Stock by a U.S. Holder pursuant to the Reverse Stock Split will be treated a sale or exchange of Preferred Stock or as a distribution will depend on whether the cash payment satisfies one of the three Section 302 tests described above under “Tax Consequences Related to the Potential Redemption of the Preferred Stock — Tax Consequences to U.S. Holders — Sale or Exchange Treatment.”

Sale or Exchange Treatment.    In general, a U.S. Holder who receives cash in lieu of a fractional share of Preferred Stock pursuant to the Reverse Stock Split, and who satisfies any of the Section 302 tests described above, should be treated for U.S. federal income tax purposes as having received a fractional share pursuant to the Reverse Stock Split and then as having received cash in exchange for the fractional share and should generally recognize capital gain or loss equal to the difference between (1) the amount of cash received and (2) such holder’s adjusted tax basis allocable to the fractional share. Any capital gain or loss will generally be long-term capital gain or loss if the holder’s holding period in the fractional share is greater than one year as of the effective date of the Reverse Stock Split. Long-term capital gains of certain noncorporate U.S. Holders generally are entitled to reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Distribution Treatment.    If a U.S. Holder does not satisfy any of the Section 302 tests described above, the cash payment such U.S. Holder receives in lieu of a fractional share of Preferred Stock will be treated as a distribution with respect to such U.S. Holder’s shares of Preferred Stock. The treatment, for U.S. federal income tax purposes, of such distribution as a dividend, tax-free return of capital, or gain from the sale of shares of Preferred Stock will be determined in the manner described above under “Tax Consequences Related to the Potential Redemption of the Preferred Stock — Tax Consequences to U.S. Holders — Distribution Treatment”).

U.S. Holders should consult their own tax advisors regarding the tax effects to them of receiving cash in lieu of fractional shares based on their particular circumstances.

Tax Consequences to Non-U.S. Holders

In general, and as described above, the Reverse Stock Split is intended to qualify as a “reorganization” under Section 368(a) of the Code that should constitute a “recapitalization” for U.S. federal income tax purposes. Assuming the Reverse Stock Split so qualifies, the Reverse Stock Split generally will not be taxable to a Non-U.S. Holder, as discussed above generally under the heading “— Tax Consequences Related to the Potential Reverse Stock Split — Tax Consequences to U.S. Holders.”

Cash Received in Lieu of a Fractional Share of Preferred Stock

Whether the cash received in lieu of a fractional share of Preferred Stock by a Non-U.S. Holder pursuant to the Reverse Stock Split will be treated a sale or exchange of Preferred Stock or as a distribution will depend on whether the cash payment satisfies one of the three Section 302 tests described above under “Tax Consequences Related to the Potential Redemption of the Preferred Stock — Tax Consequences to U.S. Holders — Sale or Exchange Treatment.”

Sale or Exchange Treatment.    On the receipt of cash in lieu of a fractional share by a Non-U.S. Holder who satisfies any of the Section 302 tests described above, any gain realized will generally be subject to tax in the same manner as under “Tax Consequences Related to the Potential Redemption of the Preferred Stock — Tax Consequences to Non-U.S. Holders — Sale or Exchange Treatment.”

Distribution Treatment.    If a Non-U.S. Holder does not satisfy any of the Section 302 tests described above, the cash payment such Non-U.S. Holder receives in lieu of a fractional share of Preferred Stock will be treated as a distribution with respect to such Non-U.S. Holder’s shares of Preferred Stock. For U.S. federal income tax purposes, such distribution will generally be subject to tax in the same manner as under “Tax Consequences Related to the Potential Redemption of the Preferred Stock — Tax Consequences to Non-U.S. Holders — Distribution Treatment.”

Non-U.S. Holders should consult their own tax advisors regarding the tax consequences of the Reverse Stock Split, including the effects to a Non-U.S. Holder of receiving cash in lieu of fractional shares.

Foreign Accounts Tax Compliance Act

Under Sections 1471 to 1474 of the Code, Treasury regulations promulgated thereunder and applicable administrative guidance (collectively, “FATCA”), U.S. withholding tax may also apply to certain types of payments made to “foreign financial institutions,” as defined under such rules, and certain other non-U.S. entities. FATCA imposes a 30% withholding tax on (subject to the proposed Treasury regulations discussed below) the gross proceeds from sales pursuant to the Offers, the Redemption, and the Reverse Stock Split, as well as the distributions paid to a foreign financial institution unless the foreign financial institution enters into an agreement with the Treasury and complies with the reporting and withholding requirements thereunder or, in the case of a foreign financial institution in a jurisdiction that has entered into an intergovernmental agreement with the U.S., complies with the requirements of such agreement. In addition, FATCA imposes a 30% withholding tax on the same types of payments to a non-financial foreign entity unless the entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. Proposed Treasury regulations eliminate withholding under FATCA on payments of gross proceeds. Taxpayers may rely on these proposed Treasury regulations until final Treasury regulations are issued. An applicable intergovernmental agreement regarding FATCA between the U.S. and a foreign jurisdiction may modify the rules discussed in this paragraph. Prospective investors should consult their tax advisors regarding FATCA.

Information Reporting and Backup Withholding

Payments made to holders of Preferred Stock pursuant to the Offers, the Redemption, or the Reverse Stock Split, may be subject to U.S. information reporting and may also be subject to U.S. federal backup withholding if the recipient of the payment fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting and certification requirements. Any amount withheld under the backup withholding rules may be allowable as a refund or credit against the holder’s U.S. federal income tax, provided that the required information is timely furnished to the IRS. Generally, each U.S. Holder should complete and sign an IRS Form W-9 so as to provide the information and certification necessary to avoid backup withholding unless the U.S. Holder otherwise establishes to the satisfaction of the relevant payor that such U.S. Holder is not subject to backup withholding. Certain holders of the shares of Preferred Stock (including, among others, C corporations) are not subject to these backup withholding and reporting requirements. Exempt U.S. Holders should indicate their exempt status on an IRS Form W-9. In order for a Non-U.S. Holder to qualify as an exempt recipient, such holder of the shares of Preferred Stock generally must submit an IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable IRS Form W-8, signed under penalties of perjury, attesting to that Non-U.S. Holder’s non-U.S. status. Holders of the shares of Preferred Stock can obtain other applicable forms from www.irs.gov.

HOLDERS ARE ADVISED TO CONSULT THEIR TAX ADVISORS CONCERNING THE APPLICATION OF THE U.S. FEDERAL TAX LAWS TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

Section 14. Accounting Treatment.

There will be no accounting impact to the Company in connection with the Offeror’s purchase of the Preferred Stock. If following the Settlement Date, the Offeror holds 100% of the Preferred Stock, the Offeror may contribute the shares of Preferred Stock to the Company, at which time the carrying value of the shares of Preferred Stock will be removed from the preferred stock account within shareholders’ equity, and the difference between the repurchase price and the carrying value of each share of Preferred Stock repurchased (net of issuance costs) will be recorded as a change to shareholders equity.

Section 15. Extension of the Offers; Termination; Amendment.

The Offeror expressly reserves the right, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by the Offeror to have occurred, to extend the period of time during which either of the Offers is open and thereby delay acceptance for purchase of, and payment for, any shares of Preferred Stock by giving oral or written notice of the extension to the Depositary and making a public announcement of the extension. The Offeror also expressly reserves the right to terminate the Offers and not accept for purchase or pay for any shares of Preferred Stock not theretofore accepted for purchase or paid for or, subject to applicable law, to postpone payment for shares of Preferred Stock upon the occurrence of any of the conditions specified in Section 6 by giving oral or written notice of termination or postponement to the Depositary and making a public announcement of termination or postponement. The Offeror’s reservation of these rights to delay payment for shares of Preferred Stock that it has accepted for purchase is limited by Rule 13e-4(f)(5) and Rule 14e-1(c) under the Exchange Act, which requires that the Offeror pay the consideration offered or return the shares of Preferred Stock tendered promptly after termination or withdrawal of the Offers. Subject to compliance with applicable law, the Offeror further reserves the right, regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by the Offeror to have occurred, to amend the Offers in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offers to holders of shares of Preferred Stock. Amendments to the Offers may be made at any time and from time to time effected by public announcement, the announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made under the Offers will be disseminated promptly to holders of shares of Preferred Stock in a manner reasonably designed to inform holders of shares of Preferred Stock of the change. Without limiting the manner in which the Offeror may choose to make a public announcement, except as required by applicable law, the Offeror shall have no obligation to publish, advertise or otherwise communicate any public announcement other than by making a press release.

If the Offeror materially changes the terms of either of the Offers or the information concerning the Offers, the Offeror will extend the applicable Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3), 13e-4(f)(1) and 14e-1(b) under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which the Offers must remain open following material changes in the terms of the Offers or information concerning the Offers (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

•        the Offeror (i) increases or decreases the price to be paid for the shares of Preferred Stock or the Retail Processing Fee for the shares of Preferred Stock or (ii) decreases the number of shares of Preferred Stock being sought in the Offers, and

•        the Offers are scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that the notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 15, the Offers will be extended until the expiration of such ten-business day period.

Section 16. Fees and Expenses.

The Offeror has retained Citigroup Global Markets Inc. to act as the Dealer Manager, Georgeson LLC to act as the Information Agent, Computershare Trust Company, N.A. to act as the Depositary, and Global Bondholder Services Corporation to act as the Special Depositary in connection with the Offers. The Information Agent may contact holders of shares of Preferred Stock by electronic mail, telephone, and in person, and may request brokers, dealers, commercial banks, trust companies and other nominees of shares of Preferred Stock to forward materials relating to the Offers to beneficial owners. The Dealer Manager, the Information Agent, the Depositary and the Special Depositary each will receive reasonable and customary compensation for their respective services and will be reimbursed by the Offeror for specified reasonable out-of-pocket expenses. The Dealer Manager, the Information Agent, the Depositary and the Special Depositary each will be indemnified against certain liabilities in connection with the Offers, including certain liabilities under the U.S. federal securities laws. The Dealer Manager or its affiliates have performed, and may in the future perform, investment banking, financial advisory and commercial services for the Offeror or the Company from time to time, for which it or they have received customary fees and reimbursements of expenses.

Each Retail Processing Dealer that successfully processes tenders from a retail beneficial owner of shares of Preferred Stock will be eligible to receive a Retail Processing Fee from the Offeror equal to $5.00 per share of Preferred Stock validly tendered and not properly withdrawn by or on behalf of such retail beneficial owner and accepted for purchase by the Offeror, except for any shares of Preferred Stock tendered by a Retail Processing Dealer for its own account.

The Retail Processing Fee will only be paid to each Retail Processing Dealer that has sent a signed and completed Retail Processing Dealer Form to the Special Depositary and provided all necessary information. In addition, the Offeror, the Company and the Special Depositary reserve the right to request additional information from any person who submits the Retail Processing Dealer Form in order to validate any Retail Processing Fee payment claims.

Only direct participants in DTC will be eligible to submit a Retail Processing Dealer Form. If you are not a direct participant in DTC, you must instruct the direct participant through which you tender your shares of Preferred Stock to submit a Retail Processing Dealer Form on your behalf.

The Offeror will pay any Retail Processing Fee to each Retail Processing Dealer (including the Dealer Manager acting as Retail Processing Dealer) whose name appears in the Retail Processing Dealer Form provided for that purpose. No such fee, however, will be paid with respect to shares of Preferred Stock tendered, directly or indirectly, by Retail Processing Dealers for their own account and under no circumstances will such fee be remitted, in whole or in part, by a Retail Processing Dealer to the relevant retail beneficial owner of the tendered shares of Preferred Stock. The fees will be paid only if the applicable Offer is consummated and only if the Retail Processing Dealer Form is received by the Special Depositary on or prior to the Expiration Date and will be paid to the Retail Processing Dealers as promptly as practicable after the payment for shares of Preferred Stock under such Offer. Inquiries regarding the Retail Processing Fee may be directed to the Special Depositary.

No person may receive the Retail Processing Fee unless such person (a) is (i) a broker or dealer in securities, including the Dealer Manager in its capacity as a dealer or broker, which is a member of any national securities exchange or of the Financial Industry Regulatory Authority (“FINRA”), (ii) a foreign broker or dealer not eligible for membership in FINRA which agrees to conform to FINRA’s Rules of Fair Practice in processing tenders outside the U.S. to the same extent as though it were a FINRA member or (iii) a bank or trust company legally authorized to receive such fees and (b) covenants and agrees that under no circumstances will such fee be remitted, in whole or in part, to the relevant retail beneficial owner of the tendered shares of Preferred Stock.

Participants in DTC who submit a Retail Processing Dealer Form will be required to undertake to distribute the related Retail Processing Fee to any Retail Processing Dealer on whose behalf the DTC participant has submitted a Retail Processing Dealer Form. Neither the Offeror, the Company, nor the Special Depositary will be responsible for making such distribution or for ensuring that DTC participants make such distribution.

No fees or commissions will be payable by the Offeror or the Company to brokers, dealers, commercial banks, trust companies or other nominees (other than Retail Processing Fees) for soliciting or recommending tenders of shares of Preferred Stock under the Offers. Investors who hold shares of Preferred Stock through brokers, dealers, commercial banks, trust companies or other nominees should consult the brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs are applicable if holders of shares of Preferred Stock tender shares of Preferred Stock through such brokers or banks and not directly to the Depositary. The Offeror, however, upon request, will reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding this Offer to Purchase and the Letter of Transmittal and related materials to the beneficial owners of shares of Preferred Stock held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as an agent of the Offeror, the Company, the Dealer Manager, the Information Agent, the Depositary, or the Special Depositary for purposes of the Offers. The Offeror will pay or cause to be paid all stock transfer taxes, if any, on its purchase of shares of Preferred Stock, except as otherwise provided in this Offer to Purchase and Instruction 6 in the Letter of Transmittal.

Section 17. Miscellaneous.

The Offeror is not aware of any jurisdiction where the making of the Offers is not in compliance with applicable law, provided that the Offeror will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Exchange Act. If the Offeror becomes aware of any jurisdiction where the making of the Offers or the acceptance of shares of Preferred Stock pursuant thereto is not in compliance with applicable law, the Offeror will make a good faith effort to comply with the applicable law. If, after such good faith effort, the Offeror cannot comply with the applicable law, the Offeror will not make the Offers to the holders of shares of Preferred Stock in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offers to be made by a licensed broker or dealer, the Offers shall be deemed to be made on behalf of the Offeror by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, the Offeror has filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offers. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9 with respect to information concerning the Company. Rule 13e-3 under the Exchange Act does not apply because the number of participants who are record holders of the shares of each series of Preferred Stock is fewer than 300. Specifically, the Offeror has been advised by the Depositary that as of December 13, 2024, there were 44 holders of record of the shares of 6.00% Preferred Stock and 109 holders of record of the shares of 7.00% Preferred Stock. In addition, the shares of Preferred Stock are not listed on any national securities exchange.

Each of the Offeror’s and the Company’s Board of Directors has approved the Offers. However, neither the Offeror nor the Company nor their respective Boards of Directors make any recommendation to holders of shares of Preferred Stock as to whether to tender or refrain from tendering their shares of Preferred Stock, and no one has been authorized by the Offeror, the Company or their respective Boards of Directors to make such a recommendation. The Offeror has not authorized any person to give any information or to make any representation in connection with the Offers other than those contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by the Offeror, the Company or the Information Agent.

The Dealer Manager for the Offers is:

Citigroup Global Markets Inc.
388 Greenwich Street, Trading 4th Floor
New York, New York 10013
Attn: Liability Management Group

Toll-Free: (800) 588-3745
Collect: (212) 723-6106
Email: ny.liabilitymanagement@citi.com

The Letter of Transmittal and any other required documents should be sent or delivered by each holder of shares of Preferred Stock or that holder’s broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below.

The Depositary for the Offers is:

Computershare Trust Company, N.A.
By Mail or Overnight Courier:
150 Royall St. Suite V
Canton, MA 02021

Please contact the Dealer Manager with questions regarding the terms of the Offers at the contact information set forth above or the Information Agent with questions regarding how to tender and/or request additional copies of this Offer to Purchase, the Letter of Transmittal, or other documents related to the Offers at the contact information set forth below. Holders of shares of Preferred Stock also may contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offers. Please contact the Depositary at the contact information set forth above to confirm delivery of any shares of Preferred Stock.

The Information Agent for the Offers is:

Georgeson LLC
1290 Avenue of the Americas, 9th Floor
New York, New York 10104

Shareholders, Banks and Brokers
Call Toll Free: (866) 308-4150
Email: PacifiCorp@georgeson.com